Exhibit 10.10

FOURTH AMENDMENT

TO

LEASE AGREEMENT

AAR AIRCRAFT SERVICES, INC.

INDIANAPOLIS AIRPORT AUTHORITY

THIS FOURTH AMENDMENT made and entered into the 2nd day of March, 2010 by and between the Indianapolis Airport Authority, (hereinafter referred to as Authority) and AAR Aircraft Services, Inc. (hereinafter referred to as Tenant),

W I T N E S S E T H:

WHEREAS, Authority and Tenant entered into a Lease Agreement dated June 17, 2004, providing for Tenant’s occupancy of a portion of the Indianapolis Maintenance Center as the Leased Premises; and

                WHEREAS, Authority and Tenant entered into Amendment No. 1 dated January 21, 2005 amending the Leased Premises described in Exhibit B, revised the terms of Article XII, Financial Security and revised Exhibit K, Operating Rules; and

                WHEREAS, Authority and Tenant entered into Amendment No. 2 dated May 19, 2006 amending the Leased Premises described in Exhibit B, revised Activation Notice language in Article II, revised rental language in Article VI, addition of language in Article II and Article VI for the activation of On-Call Bays, and addition of language in Article VI for training grant aid including an update to Exhibit G and the addition of Exhibit L; and

                WHEREAS, Authority and Tenant entered into Amendment No.3 dated May 16, 2008 amending the Use of Premises within Article II, Maintenance and Repair language within Article X and utility and services language within Article XI all related to Tenant’s modifications to Bay 5B in the creation of a “Paint Bay”; and

                WHEREAS, Tenant is exercising its right to a portion of the Expansion Area; and

                WHEREAS, Authority and Tenant agree modifications to the Lease Agreement are necessary in the further growth of the Facility and find it necessary to update bay activation/deactivation process, expansion area language, rental language, maintenance and repair language, facility services language, environmental, language and associated lease exhibits;

                NOW THEREFORE, in consideration of the mutual covenants and considerations contained herein, the parties agree that Article II, Lease of Leased Premises; Ownership of Improvements and Equipment; Use of Premises, Section 205. Possession of Leased Premises; Activation, (B), (C) and (D), Article IV, Option to Expand Leased Premises, Section 401. Tenant’s Option to Expand Leased Premises, (A), (D) and (G), Article V, Term; Extension Periods, Section 501. Term; Extension Options (A) and (B) (1), Article VI, Rentals, Fees and Records, Section 601, Rental, (A), (B) and (C), Article VII, Obligations of Tenant, Section 707. Signs, Article X, Maintenance, Repairs and Replacements, Section 1002.  Maintenance Repairs and Replacements of and to Equipment, (A), Article XI, Facilities Operations and Services, Section 1101. Services, Article XVII, General Indemnity, Section 1702.  Authority Obligations, (A), (2),    and Exhibit B (cover only) and Exhibit E (entirety), are hereby deleted and the following are substituted and Article VI, Rentals, Fees and Records, Section 601, Rental, (D), Article X, Maintenance, Repairs and Replacements, Section 1002.  Maintenance Repairs and Replacements of and to Equipment, (B), and Exhibits B-35 thru B-38 are hereby added:

ARTICLE II

LEASE OF LEASED PREMISES; OWNERSHIP OF IMPROVEMENTS
AND EQUIPMENT; USE OF LEASED PREMISES

Section 205.           Possession of Leased Premises; Activation.

(B)           Not later than ninety (90) days after the Effective Date of this Lease, Tenant shall send the Authority an Activation Notice indicating which of the Bays and/or other areas of the Leased Premises that Tenant desires for the Authority to first Activate. Thereafter, during the Term of this Lease, as Tenant desires for additional Bays and/or other areas of the Leased Premises to be Activated by the Authority, Tenant shall provide an Activation Notice to the Authority, with respect to those Bays and/or other areas of the Leased Premises, with each such Activation Notice to specify the date by which Tenant needs that portion of the Leased Premises to be Activated (the “Requested Activation Date”); provided, however, that the Requested Activation Date may not be fewer than ten (10) days from the date that Tenant delivers its Activation Notice to the Authority.  Authority agrees to use its best efforts to make any Bay available in less than ten (10) days.  However, should Authority find it cannot complete in total an activation of a Bay within ten (10) days, Authority shall be required to provide to Tenant a listing of items that remain to be repaired or replaced with a timetable for completion.   In addition, Authority and Tenant agree upon the next activation of Bay 6B, the Authority shall have a one-time, thirty (30) day timeframe in which to prepare Bay 6B for occupancy.  Authority and Tenant agree the thirty (30) day timeframe related to Bay 6B is necessary as the Bay has been inactive for several years.  The Authority acknowledges that, at the time Tenant provides its Activation Notice to the Authority with respect to a particular portion of the Leased Premises, Tenant may not know what Available Equipment it will need for the Authority to furnish with respect to that portion of the Leased Premises.  Consequently, the Authority hereby agrees that Tenant may defer providing the Authority with Tenant’s written list of requested Available Equipment for the Activation of that portion of the Leased Premises until after the date on which Tenant delivers its Activation Notice for that portion of the Leased Premises; provided, however, that the Authority shall not be obligated to provide that Available Equipment by the Requested Activation Date unless Tenant provides the Authority with the list of Tenant’s requested Available Equipment for that portion of the Leased Premises at least thirty (30) business days prior to the Requested Activation Date for that portion of the Leased Premises.  The Authority shall use is best efforts to provide Available Equipment by the Activation Date and shall notify the Tenant of Equipment which may not be available by Activation Date.

(C)           Subject to Section 705(G)(3) below, the Authority shall use commercially reasonable efforts to Activate, by the Requested Activation Date, those Bays and/or other areas of the Leased Premises that are identified in Tenant’s Activation Notice. At such time as the Authority has Activated a Bay or other portion of the Leased Premises pursuant to an Activation Notice from Tenant, the Authority shall deliver to Tenant a written notice that the Activated Bay or other such portion of the Leased Premises is Activated as per Tenant’s Activation Notice.  Tenant shall have the right to inspect, within seven (7) days after receipt of the Authority’s written notice, the Activated Bay(s) or other such portion of the Leased Premises that has been Activated to confirm that such areas have been Activated as per Tenant’s Activation Notice.  To the extent that Authority has the areas of the Leased Premises identified in the Activation Notice ready for activation prior to the Requested Activation Date, Tenant shall have the option to take possession of such areas prior to the Requested Activation Date and if Tenant does so, Tenant shall be deemed to occupy such space on such earlier date. If Tenant discovers any material deficiencies upon said inspection, Tenant shall give the Authority a written list of those material deficiencies. For purposes of this subsection (C), a “material deficiency” means that the Activated space fails to comply, in a material manner, with the Tenant’s requests for Facilities Systems and Equipment as set forth in Tenant’s Activation Notice for that space.  If Tenant does not notify the Authority within the seven (7) day period that there are any material deficiencies, Tenant shall be deemed to have accepted the condition of the Activated space. The Authority shall correct any material deficiencies noted by Tenant in accordance with the prior sentences prior to Tenant’s being obligated to take possession of that Activated Bay and/or other portion of the Leased Premises. However, Tenant may elect to take possession of said space prior to the correction of the material deficiencies, and Authority shall correct said material deficiencies within fifteen (15) days of Tenant taking possession of said space.  If Tenant chooses not to take possession due to such noted material deficiencies, Tenant must take possession of that space once the Authority corrects the material deficiencies, provided that the Requested Activation Date has passed. Upon Tenant taking possession of said space, Tenant shall be deemed to occupy such space until de-Occupying such space pursuant to paragraph (D) below.  Once the Bay or other portion of the Leased Premises has been Activated, the Authority shall have no further obligations with respect to that Activated Bay or other portion of the Leased Premises except as otherwise expressly provided in this Lease.

(D)          Tenant shall have the right at any time, upon not fewer than ten (10) days’ prior written notice to the Authority, to de-Occupy a particular portion of the Leased Premises. Tenant shall specifically identify in its written notice which portions of the Leased Premises that Tenant is de-Occupying, and what the date of de-Occupation will be.  However, the date specified in Tenant’s written notice as the date of de-Occupation may not be fewer than ten (10) days after the date Tenant delivers the written notice of de-Occupation to the Authority, and Tenant may not deliver a notice of de-Occupation to the Authority with respect to a particular portion of the Leased Premises until Tenant has Occupied that portion of the Leased Premises (and paid Base Rent and Additional Rent to the Authority therefor) for at least one full calendar month. Tenant shall always Occupy at least the minimum amount of Leased Premises to enable Tenant to satisfy the Minimum Monthly Rent requirements set forth in Sections 601(A) and (B) of this Lease. With respect to Tenant’s de-Occupation of Activated space, Tenant may not de-Occupy less than all of a Bay and its related space. With respect to any Expansion Area as to which Tenant has exercised its Expansion Option pursuant to Section 401 below, Tenant may not de-Occupy that Expansion Area. If Tenant exercises its Right of First Refusal as to any Available Space pursuant to Section 2105 below, Tenant must Occupy that Available Space for at least twelve (12) consecutive calendar months and may not de-Occupy that Available Space until it has Occupied it for at least twelve (12) consecutive calendar months. Upon the effective date of the de-Occupation, Tenant shall return possession of the de-Occupied space to the Authority, together with all Equipment that the Authority provided to Tenant in connection with the Authority’s Activation of that space (or that was otherwise furnished by the Authority to Tenant for Tenant’s use in connection with that de-Occupied space). Upon the date of de-Occupation, the Authority shall have the right, at the Authority’s option, to restrict Tenant from accessing and entering into that portion of the Leased Premises that has been de-Occupied and to cease providing the Facilities Systems to that portion of the Leased Premises (provided, however, that the Authority will continue providing some or all of the Facilities Systems to that portion of the Leased Premises if the Authority wishes or as is necessary to provide the Facilities Systems to those areas of the Leased Premises that Tenant is Occupying).  Tenant and the Authority will mutually agree on what personal property of Tenant or its agents, representatives, or customers will be removed from the de-Occupied space; provided, however, that Tenant hereby acknowledges and agrees that the Authority shall have no liability or obligation for any loss, damage, or liability with respect to (and no obligation to insure) any such personal property that remains in the de-Occupied space.  Base Rent and Additional Rent shall continue to accrue for space on which a de-Occupation notice has been sent until the effective date of the de-Occupation; Base Rent and Additional Rent shall not accrue for a particular portion of the Leased Premises if such portion of the Leased Premises is de-Occupied. If Tenant thereafter wishes for the Authority to re-Activate that portion of the Leased Premises, Tenant shall provide an Activation Notice to the Authority pursuant to the procedure described in subsections (A), (B) and (C) above.

ARTICLE IV

OPTION TO EXPAND LEASED PREMISES

Section 401.           Tenant’s Option to Expand Leased Premises.  The term “Expansion Space” means that portion of the Land and Facilities that is shown on Exhibit E attached hereto, which consisted of the following areas (each, an “Expansion Area”): (a) the machine shop area, consisting of approximately Forty Five Thousand Three Hundred and Thirty Nine (45,339) square feet; (b) the interior shop area, consisting of approximately Fifty Three Thousand Two Hundred and Forty Nine (53,249) square feet; and (c) the composite shops consisting of approximately One Hundred Thirty Five Thousand Nine Hundred and Seventy Three (135,973) square feet. Tenant, at its option, may expand the Leased Premises to include one or more of the Expansion Areas, subject to the following terms and conditions (the “Expansion Option”):

(A)                              Tenant must provide the Authority with at least ninety (90) days’ prior written notice of Tenant’s desire to exercise its Expansion Option as to any Expansion Area.  Tenant’s written notice must specify which of the Expansion Area(s) that Tenant desires to lease pursuant to its Expansion Option.  Tenant may not exercise its Expansion Option as to less than all of a particular Expansion Area.  Notwithstanding the foregoing, by execution of this Fourth Amendment, Authority and Tenant agree, Tenant has exercised its Expansion Option to the following Expansion Areas with an effective lease date of January 1, 2010:  (a) the machine shop area, consisting of approximately Forty Five Thousand Three Hundred and Thirty Nine (45,339) square feet; and (b) the composite shops consisting of approximately One Hundred Thirty Five Thousand Nine Hundred and Seventy Three (135,973) square feet.  Authority and Tenant agree the Expansion Area to which Tenant has exercised its Expansion Option, including any and all tooling and equipment owned by the Authority residing in the activated Expansion Area will be accepted by Tenant in “AS-IS” condition excepting any environmental condition(s) remaining from the Expansion Area’s previous tenant that requires remediation, for which the Authority will remediate at its sole cost and expense notwithstanding any provision in this Lease to the contrary In addition, Authority and Tenant agree, the remaining Expansion Area:  the interior shop area, consisting of approximately Fifty Three Thousand Two Hundred and Forty Nine (53,249) square feet is hereby removed from Tenant’s Expansion Area as an Expansion Option and Tenant shall hold no existing or future right to the interior shop.  Tenant further agrees to provide Authority access through Tenant’s Expansion Area to Rooms SO3-102, SO3-128, SS5-112 and SS5-117.  The purpose of these stated Rooms is for the Authority’s obligation to perform tooling and maintenance on Authority owned tooling and equipment that resides in Tenant’s activated Bay areas.

(D)          Subject to Sections 705 and 1702, Tenant shall accept any Expansion Area as to which it has exercised its Expansion Option, including any and all tooling and equipment owned by the Authority residing in the activated Expansion Areas, in “AS-IS” condition, and the Authority shall not be required to make any alterations, improvements, modifications, repairs or replacements thereto unless the Authority specifically agrees with Tenant, in writing, to do so.  To the extent Tenant wishes to make any improvements or alterations to that portion of the Expansion Area as to which it has exercised its Expansion Option (including without limitation any subdivision of the Expansion Space which must be made in order to separate that portion of the Expansion Area as to which Tenant has exercised its Expansion Option from the other Expansion Areas), Tenant shall be responsible, at its cost and expense, for performing those improvements and alterations in accordance with the terms of this Lease (including without limitation Section 702(H) below), subject to Sections 605(A) and 605(C) below.  Tenant’s notice to Authority of its decision to exercise its Expansion Option shall serve as an Activation Notice for such space pursuant to Section 205 above.

(G)                                Tenant hereby acknowledges and agrees that at the time Tenant first exercises its Expansion Option as to any portion of the Expansion Space, Tenant’s Minimum Monthly Rent shall increase such that, during the term that Tenant is leasing the Expansion Space, Tenant (1) shall be obligated to pay Minimum Base Rent on at least four (4) Bays, plus the Hangar 4 Office Space,  and (2) shall be obligated to pay Minimum Additional Rent on at least four (4) Bays.  Thereafter, at such time Tenant is no longer leasing the Expansion Space, Tenant’s Minimum Monthly Rent and Minimum Additional Rent shall decrease such that, Tenant (1) shall be obligated to pay Minimum Base Rent on at least two (2) Bays, plus the Hangar 4 Office Space and (2) shall be obligated to pay Minimum Additional Rent on at least two (2) Bays.

ARTICLE V

TERM; EXTENSION PERIODS

Section 501.           Term; Extension Option

(A)          Initial Term.  The term of this Lease Agreement shall begin on the Effective Date and shall end on the earlier of (1) December 1, 2014 or (2) the tenth (10th) anniversary of the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, unless sooner terminated as provided for under this Lease (the “Initial Term”).  Notwithstanding the foregoing, Authority and Tenant agree the term for the Machine and Composite Shops will commence January 1, 2010 and terminate June 30, 2011 and Tenant will have two eighteen (18) month option terms and after the two eighteen (18) month option terms, one six (6) month option term based on the rental terms as stated in Article VI.  Tenant’s option to extend the term for the Machine and Composite Shops will be based on the criteria and notice periods as noted below in this Article (B) Extended Terms (a), (b) and (c).

(B)           Extended Terms.

(1)           Tenant shall have the option (an “Extension Option”) to extend the Initial Term for the Leased Premises with or without the Expansion Space for one (1) period of ten (10) consecutive years (the “Extension Term”) upon fulfillment of all the following terms and conditions:

(a)           Tenant shall provide written notice to the Authority, not earlier than twenty-four (24) months, and not later than twelve (12) months, prior to the expiration of the Initial Term, that Tenant elects to exercise such Extension Option (the “Extension Notice”); and specific to the Machine and Composite Shops, not later than three (3) months prior to the expiration of the then initial term or extension term (as the case may be), that Tenant elects to exercise its option to extend the term for the Machine and Composite Shops, both known separately as the “Extension Notice”;

(b)           On the date Tenant delivers Tenant’s Extension Notice to the Authority or on the date the Extension Term is to commence, there shall not be an Event of Default by Tenant under this Lease (or, if a default by Tenant under any term or condition of this Lease then exists which would, with the giving of notice, the passage of time or both, constitute an Event of Default under this Lease, Tenant shall cure that default within the applicable grace or cure period provided under this Lease); and

(c)           This Lease Agreement shall not have been terminated during the Initial Term.

ARTICLE VI

RENTALS, FEES AND RECORDS

Section 601.           Rental.

(A)          Base Rent.

(1)           Subject to Sections 605(B) and 605(C) below, Tenant will pay the Authority, in arrears, on or before the fifteenth (15th) day of each calendar month, base rent (“Base Rent”) with respect to the Leased Premises for the preceding calendar month.  Subject to Section 601(A)(3) below, the Base Rent that is assessed by the Authority for a particular calendar month will be calculated solely on basis of the square footage of the Leased Premises that Tenant Occupied during that calendar month.  The annual Base Rent rate for the Leased Premises during the Term will be Two Dollars and NO/100 ($2.00) per square foot.

By way of example only, if Tenant Occupies 100,000 square feet of the Leased Premises during a particular calendar month, Tenant will (subject to Sections 605(B) and (C) below) pay the Authority Base Rent for that calendar month in the amount of $16,666.67 (i.e., 100,000 square feet x $2.00 per square foot per annum /12 months).

(2)           As it relates to Occupancy and subsequent de-Occupancy of Leased Premises, if Tenant Occupies a particular portion of the Leased Premises during less than all of a calendar month, Tenant shall pay a prorated portion of the Base Rent for that calendar month based on the number of days Tenant Occupies that portion of the Leased Premises.

(3)           Notwithstanding anything in this Lease to the contrary, however, and regardless of which (if any) portions of the Leased Premises that Tenant elects to Activate and regardless of which (if any) portions of the Leased Premises that Tenant is Occupying or using from time to time, Tenant hereby agrees that commencing on the earlier of (a) December 1, 2004 or (b) the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, and continuing thereafter during the Term of this Lease, Tenant shall be obligated to pay monthly Base Rent on at least two (2) Bays plus the Hangar 4 Office Space (the “Minimum Base Rent”).  Minimum Base Rent is subject to increase as provided in Section 401(G) and Section 2105(A) (3) of this Lease.  Authority and Tenant hereby acknowledge and agree that Tenant has exercised its Expansion Option to the Expansion Space and Tenant’s Minimum Monthly Rent shall increase such that, during the term that Tenant is leasing the Expansion Space, Tenant (1) shall be obligated to pay Minimum Base Rent on at least four (4) Bays, plus the Hangar 4 Office Space, and (2) shall be obligated to pay Minimum Additional Rent on at least four (4) Bays. Thereafter, at such time Tenant is no longer leasing the Expansion Space, Tenant’s Minimum Monthly Rent and Minimum Additional Rent shall decrease such that, Tenant (1) shall be obligated to pay Minimum Base Rent on at least two (2) Bays, plus the Hangar 4 Office Space and (2) shall be obligated to pay Minimum Additional Rent on at least two (2) Bays.

(B)           Additional Rent.

(1)           Subject to the other provisions of this Section 601(B) and Sections 605(B) and (C) of this Lease, in consideration for the Authority’s operations and maintenance obligations under this Lease with respect to the Facilities, including providing Utilities and performance of those obligations set forth in Articles X and XI of this Lease, Tenant will pay the Authority monthly additional rent (“Additional Rent”), in arrears, on or before the fifteenth (15th) day of each calendar month for the prior calendar month.  Subject to Section 601(B)(8) below, the Additional Rent that is assessed by the Authority for a particular calendar month will be calculated solely on basis of the square footage of the Leased Premises that was Occupied by Tenant during that calendar month.

(2)           During the Initial Term, Tenant’s monthly payments of Additional Rent shall be paid based upon an annual Additional Rent, per calendar year, of Six Dollars and 20/100 ($6.20) per square foot (the “Additional Rental Per Square Foot Per Annum”).  Within one hundred twenty (120) days after the end of each calendar year during the Term, the Authority shall provide Tenant with a statement showing the actual costs and expenses incurred by the Authority in owning, operating, insuring, maintaining, repairing, and replacing the Land, the Facilities, the Facilities Systems, the Equipment, and all other aspects and components of the Land and the Facilities (the “Actual Facilities

Costs and Expenses”), and, to the extent reasonably requested by Tenant, will provide Tenant with supporting data therefor.  In the event that the Actual Facilities Costs and Expenses per square foot of the total Facilities, for that calendar year, are less than $6.20 per square foot of the Facilities (the “Estimated Facilities Costs and Expenses”), Tenant shall be entitled to a credit from the Authority against future Additional Rent that would otherwise be payable by Tenant under this Lease, which credit shall be in an amount calculated as follows: one-half (1/2) times the amount that equals the Additional Rent that was actually assessed against Tenant for that calendar year (based on the Estimated Facilities Costs and Expenses) minus the amount of Additional Rent that should have been assessed against Tenant for that calendar year (based on the Actual Facilities Costs and Expenses) provided such number is a positive number.  If there are any overpayment credits against Additional Rent remaining under this Section as of the expiration or sooner termination of the Term of this Lease, those overpayment credits will be applied toward any unpaid Additional Rent assessed for periods prior to the expiration or sooner termination of the Term; and any remaining overpayment credits that are not applied toward any unpaid Additional Rent assessed for periods prior to the expiration or sooner termination of the Term will be paid to the Tenant in cash.

(3)           The Additional Rent shall be increased during the Extension Term as provided in Section 501(B) above.

(4)           Notwithstanding subsection (B)(1) above, Tenant will not be charged any Additional Rent with respect to the Hangar 4 Office Space (as defined in Exhibit B) at any time during the Term.

(5)           As it relates to Occupancy and subsequent de-Occupancy of Leased Premises, if Tenant Occupies a particular portion of the Leased Premises during less than all of a calendar month, Tenant shall be assessed a prorata portion of the Additional Rent based on the number of days Tenant Occupies that portion of the Leased Premises during that calendar month. Notwithstanding the preceding sentence, however, prior to the third (3rd) anniversary of the Effective Date, Additional Rent will not be assessed with respect to any particular Bay at the Leased Premises for any seven (7) consecutive day period during the months of July and August, during which Tenant does not conduct Tenant’s Business in that Bay.  For purposes of the preceding sentence, Tenant shall be deemed to have conducted Tenant’s Business in a particular Bay during a particular seven (7) day period if Tenant Occupied and had at least one (1) aircraft in that Bay on at least one (1) day during that seven (7) day period.

(6)           If, at any time, Tenant adequately demonstrates to Authority that Tenant’s operations are specifically and directly responsible for a material reduction in operating costs at the Facilities, the entire demonstrated cost savings shall be applied as a reduction to Tenant’s Additional Rent over the remaining Term of the Lease; however, going forward Tenant must continue to demonstrate its direct responsibility for the reduction in operating costs.

(7)           By way of example, if on July 1, 2005, Tenant is Occupying 300,000 square feet of Leased Premises, of which 25,000 square feet is Hangar 4 Office Space and another 100,000 square feet constitutes empty Bay space for one seven (7)

consecutive day period during the month, the Additional Rent that would be assessed by the Authority for that calendar month would be an amount equal to $130,416.66 (i.e., ((300,000 square feet — 25,000 square feet) x $6.20 per square foot per annum) /12 months) — ((7 days/31 days) x (100,000 square feet x $6.20 per square foot per annum/12 months)).

(8)           Notwithstanding anything in this Lease to the contrary, however, and regardless of which (if any) portions of the Leased Premises that Tenant elects to Activate and regardless of which (if any) portions of the Leased Premises that Tenant is Occupying or using from time to time, Tenant hereby agrees that commencing on the earlier of (a) December 1, 2004 or (b) the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, and continuing thereafter during the Term of this Lease, Tenant shall be obligated to pay monthly Additional Rent on at least two (2) Bays (the “Minimum Additional Rent” and, together with the Minimum Base Rent, the “Minimum Monthly Rent”).  Minimum Additional Rent is subject to increase, in the same manner and at the same time as the Minimum Base Rent, as provided in Section 401(G) above and Section 2105(A)(3) below.  Authority and Tenant hereby acknowledge and agree that Tenant has exercised its Expansion Option to the Expansion Space and Tenant’s Minimum Monthly Rent shall increase such that, during the term that Tenant is leasing the Expansion Space, Tenant (1) shall be obligated to pay Minimum Base Rent on at least four (4) Bays, plus the Hangar 4 Office Space, and (2) shall be obligated to pay Minimum Additional Rent on at least four (4) Bays.  Thereafter, at such time Tenant is no longer leasing the Expansion Space, Tenant’s Minimum Monthly Rent and Minimum Additional Rent shall decrease such that, Tenant (1) shall be obligated to pay Minimum Base Rent on at least two (2) Bays, plus the Hangar 4 Office Space and (2) shall be obligated to pay Minimum Additional Rent on at least two (2) Bays.

(9)           Authority and Tenant agree an Annual rental fee of fifty thousand dollars ($50,000) shall be paid by Tenant for each of the On-Call Hangar Bays totaling one hundred thousand dollars ($100,000).  Authority and Tenant agree additional rental of one thousand six hundred and eighty dollars ($1,680.00) per day per bay will be charged for use of the On-Call Hangar Bays.  Tenant agrees to report On-Call Hangar Bay usage and payment on or before the fifteenth (15th) day of each calendar month for the previous month’s use of one or both On-Call Hangar Bays.

(C)           Percentage Rent.

For purposes of calculating the Percentage Rent pursuant to this sub-section (C), Tenant and Authority agree that references to the “Leased Premises” shall exclude the Expansion Space (which is addressed in sub-section (D) (3) hereof).

(1)           If during the Term, Tenant’s annual Operating Profit (expressed as a percentage of Gross Sales) is greater than nine and 25/100 percent (9.25%) of Gross Sales at the end of a Tenant Fiscal Year, then Tenant will pay the Authority a percentage rent (“Percentage Rent”) for that Tenant Fiscal Year in an amount that is equal to thirty-three percent (33%) of the amount by which Tenant’s annual Operating Profit for that Tenant Fiscal Year exceeds nine and 25/100 percent (9.25%) of Tenant’s Gross Sales for that Tenant Fiscal Year.  By way of example, if at the end of a Tenant Fiscal Year,

Tenant had Gross Sales of $99,000,000 and an annual Operating Profit of $11,880,000, then Tenant’s annual Operating Profit would equal twelve percent (12%) of its Gross Sales (i.e., $11,880,000 / $99,000,000).  9.25% of $99,000,000 equals $9,157,500. Therefore, for this Tenant Fiscal Year, Tenant would pay the Authority $898,425 (i.e., .33 x ($11,880,000 — $9,157,500)). If Tenant had Gross Sales of $100,000,000 for a Tenant Fiscal Year and an annual Operating Profit of $9,000,000 for that Tenant Fiscal Year, then Tenant’s annual Operating Profit for that Tenant Fiscal Year would equal nine percent (9%) of its Gross Sales (i.e., $9,000,000 / $100,000,000) and as a result, no Percentage Rent would be due the Authority for that Tenant Fiscal Year.

(2)           Tenant will calculate its Operating Profit on a cumulative basis at the end of each fiscal quarter (August 31, November 30, February 28/29, and May 31) (each, a “Period”) for the applicable Tenant Fiscal Year, and will make interim Percentage Rent payments, if any are due, within sixty (60) days after the end of the applicable fiscal Period.  Not later than ninety (90) days after the end of each of the Tenant Fiscal Years (i.e., not later than August 31 of each year), Tenant will calculate the cumulative Operating Profit of Tenant for each such Tenant Fiscal Year, and likewise calculate the Percentage Rent that should have been paid to the Authority for each such Tenant Fiscal Year, and reconcile it to the interim Percentage Rent payments actually made to the Authority during that Tenant Fiscal Year with respect to each of the Periods during that Tenant Fiscal Year.  If the Percentage Rent that should have been assessed against Tenant for the Tenant Fiscal Year exceeds what Tenant has actually paid to the Authority for that Tenant Fiscal Year, then Tenant shall pay the Authority the difference within ninety (90) days after the end of that Tenant Fiscal Year.  If the Percentage Rent that should have been assessed against Tenant for that Tenant Fiscal Year is less than what Tenant has actually paid to the Authority for that Tenant Fiscal Year, then the Authority shall credit the difference against Tenant’s obligations to pay Rental under this Lease with respect to the Tenant Fiscal Year(s) following the Tenant Fiscal Year for which Tenant overpaid Percentage Rent. The Authority shall refund in cash to Tenant any unused credits that have accrued, but have not been applied to Rental, under this subsection (C)(2) at the expiration or earlier termination of this Lease.  Each such payment that is due and payable by Tenant shall be accompanied by a certificate signed and sworn by the Tenant’s Controller, setting forth the Operating Profit and Gross Sales during such Period (the “Percentage Rent Certificate”).  In the event of a partial Period at the beginning or end of the Term, the Percentage Rent payable for that partial Period shall be based upon the Gross Sales and Operating Profit during that partial Period.

(3)           Tenant shall keep in the Leased Premises full, accurate, true and complete records of all Gross Sales and Operating Profit with respect to the Leased Premises.  Such records shall be retained by the Tenant for not fewer than five (5) years after the expiration of the Tenant Fiscal Year to which they relate, and such records shall be kept in accordance with generally accepted accounting principles (“GAAP”) that are applied consistently with respect to the Leased Premises from Period to Period. For purposes of permitting verification by the Authority of the Gross Sales and Operating Profit reported by the Tenant with respect to the Leased Premises, the Authority or its agent shall have the right for a period of up to five (5) years after the end of each Tenant Fiscal Year, upon not fewer than thirty (30) days’ prior written notice to Tenant, to inspect, audit or cause to be audited Tenant’s books and records relating to Gross Sales and Operating Profit for the

Tenant Fiscal Year in question.  If such inspection or audit discloses that Tenant has underpaid any Percentage Rent due under this Lease, and if Tenant does not in good faith dispute the findings of the audit or inspection, Tenant shall within thirty (30) days of the findings remit the amount of the underpayment to the Authority, together with interest thereon from the date such amount was originally due and owing to the Authority hereunder, at the rate specified in Section 604 below.  If such inspection or audit discloses that Tenant has overpaid any Percentage Rent due hereunder, and if the Authority does not in good faith dispute the findings of the audit or inspection, the Authority shall within thirty (30) days of the findings remit the amount of the overpayment to Tenant.  If the inspection or audit discloses that Tenant underpaid any Percentage Rent, Tenant shall also reimburse the Authority, a reasonable hourly rate, for the time incurred by the Authority’s personnel in conducting the audit or inspection, plus their actual expenses in conducting the audit or inspection; provided, however, that the total amount for which Tenant would be obligated to reimburse the Authority under this sentence shall not, itself, exceed an amount that is equal to the amount of the underpayment.

“Gross Sales” shall mean, for a particular Period, the aggregate amount, expressed in U.S. Dollars, of all goods and services sold or otherwise provided by Tenant at, from or with respect to the Leased Premises during that Period and recorded on the books of Tenant in accordance with GAAP.  “Gross Sales” shall also include all goods and services sold from or provided at other locations of Tenant and/or its Affiliates with respect to customer orders and/or contracts generated or invoiced at, from or with respect to the Leased Premises; and “Gross Sales” shall also include goods and services intentionally diverted away from the Leased Premises to other locations of Tenant and/or its Affiliates to avoid including those sales in Gross Sales. However, Gross Sales shall not include goods and services diverted to other locations of Tenant and/or its Affiliates if such diversion was done for a legitimate, good faith business reason and which diversion would have occurred even in the absence of a Percentage Rent obligation and not to avoid including those sales in Gross Sales, including, but not limited to the sale of goods and services performed at another location due to a customer request, workplace disruptions, aircraft scheduling conflicts, aircraft emergencies, or weather. Discounts, price reductions, rebates and other similar arrangements by Tenants or its Affiliates shall not be granted in a manner that would serve to intentionally deflect revenues to another facility of Tenant or any of its Affiliates so as to artificially reduce Gross Sales. In the event any goods or services are provided by Tenant to any Affiliate of Tenant on any basis that is less than the fair market value thereof, the fair market value thereof shall be deemed to have been received by Tenant for those goods or services for purposes of calculating Gross Sales. To the extent any charges imposed by Tenant or any Affiliate for goods and services that are to be included in “Gross Sales” shall be in amounts less than what is required by the preceding sentences, Gross Sales shall be increased so as to equal the amount that Tenant or its Affiliate would have received had it imposed charges in accordance with the preceding sentences. “Gross Sales” shall not include goods and services sold from or provided at other locations including those of Tenant and/or its Affiliates with respect to customer orders and/or contracts generated at, from, or with respect to the Leased Premises when such goods and services are provided at such locations as a result of a Casualty at the Leased Premises (other than a Casualty that results from the fault or negligence of Tenant, its subtenants, or any of their respective

Employees, agents, contractors or Invitees) that prevents them from being provided at the Leased Premises, the occurrence of any of the events described in Section 502(A), or an interruption under Section 1102 which is caused by the Authority and which prevents those goods and services from being provided at the Leased Premises.

“Operating Profit” for a particular Period shall be expressed as a percentage of Gross Sales and shall mean, for a particular Period, Gross Sales for that Period less expenses directly related to Tenant’s operations at the Leased Premises for that Period, as calculated in accordance with GAAP.  Group/Corporate Expenses allocated to Tenant shall also be deducted from Gross Sales for purposes of Operating Profit.  No intercompany fees relative to any members of the Group, to Tenant’s Parent (as hereinafter defined), or to any Affiliate of Tenant or its Parent, shall be included as expenses of Tenant’s operations at the Leased Premises except as contemplated by the definition of “Group/Corporate Expenses” set forth below.  The expenses for the Leased Premises shall be reduced by the amount of any grants, if applicable, Success Payments or credits provided to Tenant by any Governmental Entity with respect to the Leased Premises during that particular Period, and shall also be reduced by the amount of any and all Rental credits that are provided to Tenant under this Lease during that particular Period. For purposes of this provision, “Group” means the subset of organizational companies, within the Parent company organization, in which Tenant belongs. “Group/Corporate Expenses” means the following, all of which must be verifiable by the Authority (a particular item of Group/Corporate Expense may only be deducted pursuant to one of the following categories (i.e., a particular item of Group/Corporate Expense may not be deducted more than once for purposes of calculating Operating Profit)):

(a)           Production Materials and Labor from Sister Companies: The actual cost and expenses incurred by Tenant in procuring production materials and labor from a “sister company” (i.e., an Entity that is directly or indirectly owned, in whole or in part, by Tenant’s Parent) for purposes of Tenant’s providing goods and services to Tenant’s customers at, from or with respect to the Leased Premises.  The price charged by Tenant’s sister companies to Tenant shall be at not more than normal and customary market rates consistent with an arm’s length transaction.

(b)           Group Overhead Allocation: Allocation of general Group overhead costs and expenses, which shall consist of Tenant’s proportionate share of all costs and expenses (including, without limitation, salaries, benefits, travel and living expenses, supplies, and educational costs) reasonably incurred that are associated with the operation of the Group, in general, and are not specifically allocable to any particular division or Entity within the Group (the “Group Overhead”).  Such costs and expenses may include, by way of example, costs and expenses generally incurred by the Group, as a whole, for the following: business development, operations, finance, and sales. Tenant’s proportionate share of Group Overhead, for a particular period, shall be a percentage equal to Tenant’s Gross Sales for that period divided by the gross sales of the entire Group.  Tenant’s proportionate share of Group Overhead shall not exceed for any Tenant Fiscal Year, the amount of Four Hundred Thousand Dollars ($400,000) per Tenant Fiscal Year, for purposes of calculating Operating Profit for that Tenant Fiscal Year.

(c)           Corporate Overhead Allocation: Allocation to Tenant, as described in this subsection (c), of Tenant’s proportionate share of the corporate overhead costs and expenses of Tenant’s Parent, reasonably incurred in connection with the operation of the Parent and those subsidiaries which Parent (directly or indirectly) wholly owns, including those for insurance premiums, banking services, routine financial statement audits, tax preparation services, benefits administration, pension administration, payroll administration, accounts payable administration, routine compliance procedures under the Sarbanes-Oxley Act of 2002, 15 U.S.C. 7201 et seq., and routine treasury-related administrative activities with respect to the receipt, custody and disbursement of funds (the “Corporate Overhead”). Tenant’s proportionate share of Corporate Overhead, for a particular Period, shall be as allocated pursuant to the Parent’s “General Guidelines for Corporate Expense Allocation” (as Parent may amend from time to time), provided that the Parent’s “General Guidelines for Corporate Expense Allocation” are applicable on a consistent basis to all of Parent’s operating units and subsidiaries (the “Corporate Overhead Allocation Guidelines”). The amount of Tenant’s share of Corporate Overhead which may be deducted for purposes of calculating Operating Profit for a particular Period shall be no greater than an amount that is proportionate to the ratio that Tenant’s Gross Sales for that Period bear to Parent’s entire gross sales from all of Parent’s operations (whether at the Leased Premises or at other Parent locations) for that Period. Tenant’s Percentage Rent Certificate for each Period shall include a certificate, signed and sworn to by the Parent’s Chief Financial Officer, certifying to the Authority that the Corporate Overhead Allocation Guidelines are applied on a consistent basis with respect to all of Parent’s operating units and subsidiaries and that the allocation to Tenant of its share of the Corporate Overhead for that Period has been made in accordance with the then-applicable Corporate Overhead Allocation Guidelines.  The Authority shall have the right, as part of any audit performed by the Authority as described above in this subsection (C)(3), to audit the Parent’s books and records relevant to the Corporate Overhead Allocation in order to verify (i) that the Corporate Overhead Allocation Guidelines that were used to calculate Tenant’s share of Corporate Overhead were in fact applied on a consistent basis to all of the Parent’s operating units and subsidiaries and (ii) that the calculation of Tenant’s share of Corporate Overhead pursuant to the Corporate Overhead Allocation Guidelines was correctly calculated.  The Parent shall retain its books and records pertaining to Corporate Overhead and allocations thereof for not fewer than five (5) years after the expiration of each Tenant Fiscal Year for which Tenant is allocated any portion of Corporate Overhead.

(d)           Corporate Direct Charges: Charges reasonably assessed to Tenant, for time and actual materials costs incurred by employees at the Parent’s headquarters in providing support services (including, without limitation, legal support, systems programming or direct support hardware, environmental support, and human resources support) directly to and for the benefit of Tenant with respect to Tenant’s operations at the Leased Premises.   Such charges shall not include any “profit” component, and shall be in amounts and at rates that are commercially reasonable and not in excess of what would reasonably be charged to Tenant if Tenant were to obtain such services from a service provider unaffiliated with Tenant.

(e)           Systems Allocation:  Actual, reasonable costs and expenses for the Parent’s maintaining systems that are shared generally by members of the Group, such as a corporate email system, security systems, and similar types of systems.  These costs and expenses are to be allocated equally, by division, across the Parent company organization (the Group constituting one of those divisions), with each division being charged an amount equal to the amount charged to each other division in the Parent company organization.  Tenant’s share of those costs and expenses shall be equal to the share of those costs and expenses that are borne by other member companies in the Group.

Capital charges and income taxes are not to be deducted from Gross Sales in determining Operating Profit.  The cost of goods and services received by Tenant from its Affiliates and from other Persons must not exceed what Tenant would reasonably be required to pay in an arm’s-length transaction. Allocation to Tenant by its vendors, suppliers, and contractors of costs, expenses, fees, charges, rebates, credits, allowances, price reductions and other such items must be done in a manner that will not (a) allocate to Tenant more than Tenant’s rightful share of the costs, expenses, fees, charges and other such items, and (b) allocate to parties other than Tenant more than their rightful share of any rebates, credits, allowances, price reductions and other such items.

Attached hereto as Exhibit J is an illustrative model indicating how Tenant may calculate Gross Sales and Operating Profit, which model may be subject to modification in accordance with GAAP.

(D)          Expansion Area Rental Structure

(1)           As of January 1, 2010, Tenant has exercised its Expansion Option to a portion of the Expansion Area, specifically the (a) the machine shop area, consisting of approximately Forty Five Thousand Three Hundred and Thirty Nine (45,339) square feet; and (b) the composite shops consisting of approximately One Hundred Thirty Five Thousand Nine Hundred and Seventy Three (135,973) square feet.  Authority and Tenant, in lieu of a Base Rent / Additional Rent rental structure as stated in this ARTICLE VI , Section 601 (A) (B), agree to a rental structure for the Machine and Composite Shops based on the following sub-section 2 and sub-section 3 below.

(2)           Machine and Composite Shops Rental Structure.  Tenant will pay the Authority, in arrears, on or before the fifteenth (15th) day of each calendar month, rent with respect to the Leased Premises (machine and composite shops) for the preceding calendar month.  The rent shall be paid in equal monthly installments as stated in the following schedule:

TIMEFRAME	MONTHLY BASE RENTAL

1/1/10 – 6/30/11	$50,000.00

7/1/11 – 12/31/12	$58,333.33

1/1/13 – 6/30/14	$66,666.67

7/1/14 – 12/31/14	$70,833.33

(3)           Percentage Rental.  Tenant shall pay to Authority as additional rent, a percentage rental of Tenant’s Operating Profit derived from the Expansion Area (machine and composite shops) operations.  Tenant shall calculate, report and pay to the Authority on the same basis and methodology as Percentage Rent is calculated in sub-section (C) above except that the percentage rental, if any, shall be in accordance with the following calculation:

(a)          Should Tenant’s Operating Profit (expressed as a percentage of Gross Sales) derived from the Expansion Area, exceed ten percent (10%) of Gross Sales derived from the Expansion Area, Authority will share in eleven percent (11%) of the incremental amount of Operating Profit that is above ten percent (10%) and less than twelve percent (12%).

(b)         In addition to sub-section (a) above, should Tenant’s Operating Profit (expressed as a percentage of Gross Sales) derived from the Expansion Area exceed twelve percent (12%) of Gross Sales derived from the Expansion Area, Authority will share in twenty two percent (22%) of the incremental amount of Operating Profit that is above twelve percent (12%) and less than fourteen percent (14%).

(c)          In addition to sub-section (a) and (b) above, should Tenant’s Operating Profit (expressed as a percentage of Gross Sales) derived from the Expansion Area  exceed fourteen percent (14%) of Gross Sales derived from the Expansion Area, Authority will share in thirty three percent (33%) of the incremental amount of Operating Profit that is above fourteen percent (14%).

By way of example:  if Tenant’s Gross Sales derived from the Expansion Area equaled $10,000,000, and the Operating Profit equaled $1,600,000, Tenants Operating Profit percentage would equal sixteen percent (16%), i.e. 1,600,000/10,000,000 x 100%.  In this example the Authority would receive percentage rent as follows:

(a)          $22,000 calculated as 11% of $200,000 (12% of 10,000,000 minus 10% of 10,000,000),

(b)         $44,000 calculated as 22% of $200,000 (14% of 10,000,000 minus 12% of 10,000,000), and

(c)          $66,000 calculated as 33% of $200,000 (1,600,000 minus 14% of 10,000,000), for a total percentage rent equal to:  $132,000.

ARTICLE VII

OBLIGATIONS OF TENANT

Section 707.           Signs.  Tenant shall not erect, maintain, or display upon the outside of any buildings, structures or other improvements on the Leased Premises or the Facilities any billboards or advertising signs.  However, that Tenant may install, on the exterior walls of the Leased Premises or the Facilities, signage for Tenant’s Business at the Leased Premises or the Facilities, provided that the quantity, size, location, content, design and appearance of such signage shall be in compliance with Laws and subject to the prior written approval of the Authority.  However, the Authority hereby acknowledges that Tenant desires to install lighted signage, bearing the “AAR” name, on the exterior of the Facilities, and also desires for the existing monument sign at the entrance to the Facilities to include signage bearing the “AAR” name; and the Authority hereby agrees that it will not withhold its consent to that signage provided that the size and placement of that signage is reasonably acceptable to the Authority and is in compliance with all applicable Laws.  Tenant shall be responsible, at its sole cost and expense, for ensuring that all of Tenant’s signage complies with any and all applicable Laws, and Tenant shall be responsible, at its cost and expense, before erecting any signage, for obtaining any and all necessary or appropriate approvals, permits, consents, and/or licenses from any applicable Governmental Entities with respect to such signage.  The Authority’s approval of such signage shall not, and shall not be deemed to, constitute a representation or acknowledgement by the Authority that Tenant’s proposed signage complies with any Laws, nor shall such approval by the Authority relieve Tenant of any of Tenant’s obligations under the preceding sentences.  The cost and expense of obtaining and maintaining Tenant’s signage will be at the sole cost of Tenant.  All other Facility signage shall be at the cost and expense of the Authority. An example of Authority responsibility is parking lot signage or other common areas.

ARTICLE X

MAINTENANCE, REPAIRS AND REPLACEMENTS

Section 1002.                Maintenance Repairs and Replacements of and to Equipment.

(A)          Repairs, Replacements and Maintenance by the Authority.  Except to the extent Tenant is responsible therefor as provided under this Section 1002, the Authority shall, at its cost and expense, be responsible during the Term of this Lease Agreement for performing all maintenance, repairs, and replacements with respect to the Equipment furnished by the Authority to Tenant (whether that Equipment is furnished pursuant to an Activation or as replacement Equipment) including without limitation preventive maintenance upon a periodic schedule in accordance with manufacturers’ recommendations. The Authority’s maintenance, repair and replacements obligations shall also extend to any Equipment for which Tenant receives reimbursement from the Authority through Grants or Leasehold Improvement Credits.  To the extent that it becomes necessary to replace any item of Equipment, the Authority shall only be obligated to replace it from then Available Equipment on the Master List of Equipment; the Authority shall in no circumstance be obligated to purchase a new item of replacement equipment, tooling or other personal property. As part of the Authority’s obligations hereunder, the Authority will provide Tenant with a working facility with re-certified tooling.  For purposes of the preceding sentence, a “working facility” means that all Facilities Systems (other than Excluded Systems) and Equipment, which are located in the Leased Premises as of the Effective Date of this Lease, shall be in good working order and condition if and when that portion of the Leased Premises to which they pertain is delivered to Tenant; provided, however, that during the Activation of any Bay or other portion of the Leased Premises, Tenant will provide the Authority, in accordance with Section 205 above, with a list of those particular Facilities Systems (other than Excluded Systems) and Available Equipment that Tenant will need for that particular Bay or other area of the Leased Premises, and Tenant acknowledges that the Authority’s obligation shall only be to deliver those particular Facilities Systems (other than Excluded Systems) and Available Equipment to Tenant in good working order and condition in connection with that Activation.  Notwithstanding any of the foregoing to the contrary, the Authority shall have no obligation to provide, maintain, repair or replace any computer hardware or software or related tools, systems or equipment, nor any modifications or installation of equipment associated with Tenant transforming Bay 5B into a paint hangar bay, nor shall Authority have any obligation to make any alterations, improvements, modifications, repairs or replacements to the Expansion Area (machine and composite shops) including any Equipment (tooling and equipment) residing in the Expansion Area thereto unless the Authority specifically agrees with Tenant, in writing, to do so.  To the extent Tenant wishes to make any improvements or alterations to that portion of the Expansion Area as to which it has exercised its Expansion Option, Tenant shall be responsible, at its cost and expense, for performing those improvements and alterations in accordance with the terms of this Lease; and Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any Grant Proceeds or Leasehold Improvement Credits with respect to Tenant’s purchase, maintenance, repair or replacement of any computer software. In addition, notwithstanding the foregoing, Tenant shall, at its cost and expense, be responsible for maintaining, replacing, removing, and disposing of, in compliance with all applicable Laws, any and all filters and blast media relating to any draw down cabinets, draw down tables, and/or blast cabinets, and the Authority shall have no liability or responsibility for or with respect to the filters or blast media relating to any draw down cabinets, draw down tables, and/or blast cabinets. The Authority shall not be required to pay for, and Tenant shall indemnify, defend, save and hold harmless the Authority from and against (and without reimbursement from Grant Proceeds or Leasehold Improvement Credits) the cost and expense, including without limitation reasonable attorneys’ fees, of any such maintenance, repairs or replacements that become necessary by reason of Tenant’s, or its subtenant’s, or its or their respective agent’s, contractor’s, Employee’s or Invitee’s negligence or willful misconduct.  Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Term of Lease.

(B)           Repairs, Replacements and Maintenance by the Tenant.

(1)           Repairs and Maintenance of Equipment. The Tenant shall, at its cost and expense, be responsible during the Term of this Lease Agreement for performing all maintenance, repairs and replacements with respect to the Equipment furnished by the Authority to Tenant that resides in the Expansion Area (machine and composite shops), including without limitation preventive maintenance upon a periodic schedule acceptable to the Authority.  Tenant shall indemnify, defend, save and hold harmless the Authority from and against the cost and expense, including without limitation reasonable attorneys’ fees, of any such maintenance, repairs or replacements that become necessary by reason of Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, neglect or willful misconduct.

(2)           Equipment Maintenance Requirements.  Tenant shall be responsible for the maintenance, repair and upkeep of all Equipment (tooling and equipment) included in the Expansion Area (machine and composite shops), including, manufacturers’ recommended preventative maintenance and the provisioning and replenishment of all consumables.  Initial and recurrent calibration to regulatory required standards, where required, shall be the responsibility of Tenant.  Consumables shall include the general category of materials and attachments used to operate and employ the tools and equipment such as:  bits, grinding surfaces, abrasives, lubricants and other general use compounds and attachments subject to frequent replacement.

(3)           Equipment Replacement.  Tenant shall, at its sole cost and expense, maintain and repair or replace Equipment included in the Expansion Area (“Expansion Area Equipment”) that becomes damaged or defective from time to time.  Notwithstanding the foregoing, Tenant shall be entitled to use Grants to replace Expansion Area Equipment.  Tenant shall not have the right to lease, sell or otherwise transfer to any Person, or to dispose of or abandon, any Expansion Equipment (including without limitation any Expansion Area Equipment that has been replaced or is to be replaced by the Tenant) without the prior written consent of the Authority.  Any repairs to the Expansion Area Equipment shall be performed in a good and workmanlike manner, in compliance with all applicable Laws, and in a manner that is consistent with and in compliance with any warranties then in existence on the Expansion Area Equipment being repaired.  Any such repairs, acquisitions or replacements that Tenant makes shall be at Tenant’s cost and expense, and Tenant shall have no right to reimbursement or payment from the Authority for any portion thereof.   The proceeds from any sale, transfer or disposition of Expansion Area Equipment shall be the property of the Authority and promptly turned over to it.

ARTICLE XI

FACILITIES OPERATIONS AND SERVICES

Section 1101.                Services.  Except as otherwise provided in this Article XI, and without limiting the Authority’s obligations under other provisions of this Lease, the Authority shall, at its cost and expense, furnish the following services to Tenant during the Term of this Lease Agreement:

(A)          Supply and replacement of light bulbs and tubes in and on all buildings, obstruction lights except those light bulbs and tubes installed by Tenant in the modification of Bay 5B into a paint hangar and replacement of all glass in the Facilities, including plate glass.

(B)           Provide janitorial services in the Common Areas of the Facilities.

(C)           Maintain, and clean stoppages in, plumbing fixtures, drain lines and septic and sewage disposal system to the Leased Premises except any maintenance or stoppages within Bay

5B associated with Tenant’s aircraft painting operation or any fixtures or drain lines installed by Tenant within Tenant’s Expansion Area (machine and composite shops) related to Tenant’s use of the Equipment residing within the Expansion Area.

(D)          Maintain all building and overhead doors and door operating systems, including weather stripping and glass replacement.

(E)           Conduct interior and exterior maintenance for all components of the Facilities, including painting, repairing and replacement, as necessary or appropriate except those items of the Facilities located within Bay 5B installed by Tenant in association with Tenant’s paint hangar operation or those items located within the Expansion Area that are installed by Tenant

(F)           Remove snow from Air Operation Area, Common Areas, sidewalks, parking areas and roadways, and other areas of the Leased Premises and Facilities at such time and in such a manner as determined by the Authority in its reasonable discretion.

(G)           Landscape the Land and the Facilities, at such times and in such manner as determined by the Authority in its sole discretion.

(H)          Provide and maintain hand fire extinguishers for the interior of the Facilities, including all shops, parking and storage areas in accordance with applicable safety codes, and other applicable Laws except any specialty fire extinguishers that are necessary in association with Tenant modifying Bay 5B so as to utilize Bay 5B as a paint hangar.

(I)            Subject to such stoppages as are necessary in order to maintain, repair or replace the Utility pipes, wires, lines, mains, ducts, and other related fixtures and equipment relating thereto, and subject to Section 1102, furnish all utility services (the “Utilities”) for the Leased Premises and the Facilities, including electricity, gas, water, septic, sewer, storm water system, other than those utilities required to be maintained by Tenant under Section 1103 twenty-four (24) hours a day, seven (7) days a week.

(J)            Subject to such stoppages as are necessary in order to maintain, repair or replace the pipes, wires, lines, ducts and other related fixtures and equipment relating thereto, and subject to Section 1102 below, furnish central heat, air conditioning, and ventilation to the Leased Premises twenty-four (24) hours a day, seven (7) days a week; provided, however, that the temperatures to be maintained at particular times during the day, and/or in particular portions of the Leased Premises, and/or on particular days of the week, shall be as mutually determined by the Authority and Tenant.

(K)          Provide security with respect to access by third parties to the Facilities through the front lobby entrance to the Facilities, as reasonably determined by the Authority (which may include, without limitation, at the Authority’s option, posting of security personnel, requirements that any visitors to the Facilities register at the Facilities’ front lobby entrance desk, wear identification and be accompanied by a representative of the tenant whom they are visiting, and other similar requirements); provided, that the Authority shall not be liable to Tenant, its subtenants, or their respective agents, contractors, Employees, or Invitees for loss due to theft or burglary or personal property damage.

ARTICLE XVII

GENERAL INDEMNITY

Section 1702.  Authority Obligations.

(A)          Environmental.

(2)           The Authority, at its cost, filed an application with IDEM to participate in IDEM’s Voluntary Remediation Program (“VRP”) pursuant to Indiana Code §§ 13-25-5 et seq., with respect to contamination or other matters which exist on the Effective Date, at the Leased Premises, the Expansion Space, the Land and the Facilities.  The Authority and Tenant agree to voluntarily withdraw from the VRP.  However, the Authority agrees to diligently and in good faith seek to obtain from IDEM a Site Status Letter (“Letter”), which shall apply to the Leased Premises, the Expansion Space, and the Land beneath the Facilities associated with Tenant’s leased areas.

The terms and conditions of the Letter and requirements to obtain the Letter from IDEM shall be subject to the mutual approval of Tenant and the Authority, it being the intent of Tenant and the Authority that the provisions of § 1702(A)(2) in the Lease dated June 14, 2004, required extensive through-the-interior-hanger-floor borings to sample soil and groundwater in order to obtain a Certificate of Completion and covenant not to sue from IDEM under the VRP program and that obtaining the Letter will not require such borings.  The Authority shall seek to obtain a covenant not to sue from IDEM to apply to Tenant and the areas which are addressed in the Letter.

Subject to the mutual agreement of Tenant and the Authority, the Letter may not include liability comfort from IDEM or an expression by IDEM to not take further action regarding soil beneath the Concrete Floor if information describing contamination of soils beneath the Concrete Floor by Hazardous Materials is first discovered or first becomes known by IDEM after the date of the Letter.  Tenant may, in its sole discretion, direct the Authority to cease efforts to obtain the Letter.

The Authority shall keep Tenant fully informed regarding the progress of the Authority’s efforts under this § 17.02(A)(2), shall notify Tenant of any conference calls or meetings with IDEM so that Tenant, at its option, may attend the meetings or participate in the conference calls, and shall provide Tenant with a copy of all draft and final reports.  Neither the Authority nor Tenant shall communicate with IDEM without first notifying the other party so that other party may participate in such communication.

The Authority shall endeavor to obtain the Letter and provide it to Tenant no later than December 31, 2010 subject, however, to IDEM’s internal process and procedures which may not be completed by December 31, 2010.  If the Authority cannot obtain the Letter by June 30, 2011, then Tenant and the Authority will confer to discuss re-entering the VRP, and upon Tenant’s written request, the Authority shall reapply and pursue the VRP to its conclusion as provided in § 17.02(A)(2) as it existed in the Lease dated June 14, 2004.

The Authority shall pay all its costs associated with obtaining the Letter, including, but not limited to, all sampling, analytical, remediation, response, environmental consultant, legal, repair, restoration, engineering, document preparation, and travel costs.  The Authority and Tenant each hereby reserve its rights under Indiana Code §§ 13-25-5 et seq.

This Fourth Amendment shall become effective as to the date first mentioned above and all other terms and conditions of the Lease Agreement dated June 17, 2004 as amended shall remain the same.

Attachments:

Exhibit B

Exhibits B-1 thru B-34

Exhibits E-1 thru E-4

SIGNATURE PAGE

In witness whereof, the parties have caused this instrument to be executed as of the date first above mentioned.

“INDIANAPOLIS AIRPORT AUTHORITY”

By	/s/ M. Stone for	March 2, 2010
John D. Clark, III,		Date:
Executive Director/CEO*

Approved as to Form and Legality:	/s/ Anne Mullen O’Connor
General Counsel

*Signed under authority provided in IAA Board Resolution 14-2009.

“TENANT”

AAR AIRCRAFT SERVICES, INC.,

an Illinois corporation

By:	/s/ Timothy J. Romenesko
Printed:	Timothy J. Romenesko
Title:	President & Chief Operating Officer

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared John D. Clark III, CEO and Executive Director; of the Indianapolis Airport Authority, and acknowledged the execution of the foregoing instrument as such officer acting for and on behalf of the Indianapolis Airport Authority.

WITNESS my hand and Notarial Seal this 2nd day of March, 2010.

Signature /s/ Cathy J. Winterrowd
Cathy J. Winterrowd
Printed	Notary Public

My Commission Expires:	My County of Residence:

June 22, 2016	Hendricks

STATE OF ILLINOIS	)
) SS:
COUNTY OF DuPAGE	)

Before me, a Notary Public in and for said County and State, personally appeared Timothy J. Romenesko, the President & COO of AAR Aircraft Services, Inc., an Illinois corporation, and acknowledged the execution of the foregoing instrument as such officer acting for and on behalf of said entity.

WITNESS my hand and Notarial Seal this 25th day of February, 2010.

/s/ Susan Ann Galle
Signature
Susan Ann Galle
	Printed	Notary Public

My Commission Expires:	My County of Residence:

June 19, 2010	DuPage

EXHIBIT B

DESCRIPTION OF PORTION OF FACILITIES TO BE LEASED TO TENANT

1.                                       Hangar 1 (consisting of “ground level” and “mezzanine level” of Bays 1a and 1b, and associated office, storage and employee support space), Hangar 2 (consisting of “ground level” and “mezzanine level” of Bays 2a and 2b, and associated office, storage and employee support space), Hangar 3 (consisting of “ground level” and “mezzanine level” of Bays 3a and 3b, and associated office, storage and employee support space), Hangar 5 (consisting of “ground level” of Bays 5a and 5b, and associated office, storage and employee support space), and Hangar 6 (consisting of “ground level” of Bay 6a and associated office, storage and employee support space, and “ground level” and “mezzanine level” of Bay 6b and associated office, storage and employee support space), Back Shops consisting of Machine Shop and Composite Shop areas all as shown in more detail in the drawing attached hereto as Exhibit B-1 thru Exhibit B-34.

2.                                       Approximately 24,597 square feet of office space designated as Hangar 4 service level as shown in more detail on the drawing attached hereto as Exhibit B-21 (the “Hangar 4 Office Space”).

3.                                       Approximately 7,840 square feet of storage space designated as Hangar 4 ground level as shown in more detail on Exhibit B-20 (the “Hangar 4 Ground Level Storage”).

4.                                       Total square footage for all hangar space and support areas shown on Exhibit B-1 thru Exhibit B-34 is (exempting Hangar 4) office space and ground level.

5.                                       The parties agree that designated smoking areas shall be established outside of the facilities for Tenant’s employees and Tenant shall be responsible for the maintenance and cleanup of the smoking areas.

EXHIBIT E

DRAWING SHOWING LOCATION AND SQUARE FOOTAGE
OF EXPANSION SPACE (MACHINE & COMPOSITE SHOPS)

Exhibit E-1

Exhibit E-2

Exhibit E-3

Exhibit E-4